Exhibit 99.1
BESICORP GROUP INC. News Release

Contact: Steven G. Nachimson, General Counsel & Corporate Secretary (914)
336-7700
BESICORP AGREES TO SETTLEMENT TERMS IN NORCEN SUIT

KINGSTON, NEW YORK, MAY 7, 1998 - BESICORP GROUP INC. (AMEX Emerging Company Marketplace - BGI.EC) announced today that three independent power project partnerships in which Besicorp holds ownership interests ranging from 36% to 50%, and which supply electricity to Niagara Mohawk Power Corporation, have agreed to settle a lawsuit filed against the partnerships in the U.S. District Court for the Southern District of New York by Norcen Energy Resources, Ltd., a Canadian corporation which supplies natural gas to the projects. Niagara Mohawk is also named as a defendant in the suit.

As previously disclosed, the defendants named in the lawsuit are Kamine/Besicorp Beaver Falls, L.P., Kamine/Besicorp Natural Dam, L.P., Kamine/Besicorp Syracuse, L.P. (the "Partnerships"), and Niagara Mohawk. Norcen's suit challenged the Partnerships' participation in the Master Restructuring Agreement ("MRA") executed on July 9, 1997 by Niagara Mohawk and 16 independent power producers. The MRA provides for the restructuring and buyout of power sales contracts. The settlement with Norcen is subject to conditions including the three partnerships' consummating the MRA with Niagara Mohawk and the partnerships' payment to Norcen from the MRA proceeds of the agreed-upon settlement amounts. The settlement provides for the discontinuance of the action against all defendants upon consummation of the MRA by the partnerships.

Besicorp specializes in the development of independent power projects and energy technologies.

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